Exhibit 10.30

khosla ventures

March 16, 2014

Kior, Inc.

13001 Bay Park Road

Pasadena, TX 77507

Attention: Fred Cannon, CEO

Re:     Investment Commitment

Dear Fred:

We understand that Kior, Inc. (the "Company") has immediate liquidity needs and that the Company currently expects to need additional cash on or before April 1, 2014.

As a result of the foregoing, Vinod Khosla, through one or more trusts established and controlled by him or an assignee (collectively, the "Khosla Trust") hereby commits to the Company as set forth below:

•	The Khosla Trust will fund to the Company, cash in an aggregate amount of up to $25,000,000.

•

The Khosla Trust currently contemplates that its commitment will be funded in a number of monthly borrowings of no more than $5,000,000 per month and will be conditioned on the achievement of certain performance milestones to be mutually agreed between the Khosla Trust and the Company.

•	The funding of the initial $5,000,000 of the commitment will be conditioned only upon execution of mutually acceptable financing documents for the transactions contemplated herein.

the Khosla Trust currently has sufficient resources available to fund the commitment described herein. The commitment contemplated hereby i s subject to the negotiation and execution of mutually acceptable financing documents related thereto.

Sincerely,

Vinod Khosla

/s/ Vinod Khosla

2128 Sand H1ll Road

Menlo Park, CA 94025

T 650 376 8500

F 650 926 9590

www.khoslaventures.com